                                                               Filed pursuant to
                                                                  Rule 424(b)(3)
                                                      Registration No. 333-14859


                           PROSPECTUS SUPPLEMENT NO. 6
                                       TO
                          PROSPECTUS DATED MAY 1, 1997


                              --------------------


                                     [LOGO]



                          WESTERN WIRELESS CORPORATION

                              CLASS A COMMON STOCK
                            (NO PAR VALUE PER SHARE)

                   10 1/2% SENIOR SUBORDINATED NOTES DUE 2006

                   10 1/2% SENIOR SUBORDINATED NOTES DUE 2007

                              --------------------

       SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK, 10 1/2% SENIOR SUBORDINATED NOTES DUE 2006 OR 10 1/2% SENIOR SUBORDINATED NOTES DUE 2007.

        The Class A Common Stock is quoted on the Nasdaq National Market under the symbol "WWCA."

                              --------------------

       EACH OF THE 10 1/2% SENIOR SUBORDINATED NOTES DUE 2006 (THE "2006 NOTES") AND THE 10 1/2% SENIOR SUBORDINATED NOTES DUE 2007 (THE "2007 NOTES," AND, TOGETHER WITH THE 2006 NOTES, THE "SENIOR SUBORDINATED NOTES") ARE SENIOR UNSECURED OBLIGATIONS OF THE COMPANY AND ARE SUBORDINATED IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR INDEBTEDNESS AND SENIOR IN RIGHT OF PAYMENT TO ANY CURRENT OR FUTURE SUBORDINATED INDEBTEDNESS OF THE COMPANY. IN ADDITION, ALL EXISTING AND FUTURE INDEBTEDNESS AND OTHER LIABILITIES OF THE COMPANY'S SUBSIDIARIES WILL BE EFFECTIVELY SENIOR IN RIGHT OF PAYMENT TO THE SENIOR SUBORDINATED NOTES. THE 2006 NOTES AND THE 2007 NOTES RANK PARI PASSU WITH ONE ANOTHER. THE COMPANY HAS NOT ISSUED, AND DOES NOT HAVE ANY FIRM ARRANGEMENT TO ISSUE, ANY SIGNIFICANT INDEBTEDNESS TO WHICH THE SENIOR SUBORDINATED NOTES WOULD BE SENIOR. AT SEPTEMBER 30, 1997, SENIOR INDEBTEDNESS AGGREGATED APPROXIMATELY $770 MILLION.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

       This Prospectus has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the shares of Class A Common Stock, the 10 1/2% SeniOR Subordinated Notes Due 2006 and the 10 1/2% Senior Subordinated Notes Due 2007 related to market-making transactions, at prevailing market prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as principal or agent in such transactions. See "Plan of Distribution."

                              GOLDMAN, SACHS & CO.

                              --------------------

           The date of this Prospectus Supplement is December 8, 1997.

       This Prospectus Supplement is intended to be read in conjunction with the Prospectus dated May 1, 1997 (the "Prospectus"), as supplemented by Prospectus Supplement No. 1 thereto dated May 9, 1997 ("Prospectus Supplement No. 1"), Prospectus Supplement No. 2 thereto dated June 19, 1997 ("Prospectus Supplement No. 2"), Prospectus Supplement No. 3 thereto dated August 13, 1997 ("Prospectus Supplement No. 3"), Prospectus Supplement No. 4 thereto dated October 14, 1997 ("Prospectus Supplement No. 4") and Prospectus Supplement No. 5 thereto dated November 6, 1997 ("Prospectus Supplement No. 5"), with respect to the Class A Common Stock, 10 1/2% Senior Subordinated Notes Due 2006 and 10 1/2% Senior Subordinated Notes Due 2007. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the same meanings as in the Prospectus.

       On May 9, 1997, the Company filed with the Securities and Exchange Commission a report on Form 10-Q, a copy of which is attached to Prospectus Supplement No. 1.

       On June 19, 1997, the Company filed with the Securities and Exchange Commission a report on Form 8-K, a copy of which is attached to Prospectus Supplement No. 2.

       On August 13, 1997, the Company filed with the Securities and Exchange Commission a report on Form 10-Q, a copy of which is attached to Prospectus Supplement No. 3.

       On October 14, 1997, the Company filed with the Securities and Exchange Commission a report on Form 8-K, a copy of which is attached to Prospectus Supplement No. 4.

       On November 6, 1997, the Company filed with the Securities and Exchange Commission a report on Form 10-Q, a copy of which is attached to Prospectus Supplement No. 5.

       On December 8, 1997, the Company filed with the Securities and Exchange Commission a report on Form 8-K, a copy of which is attached hereto and deemed to be a part hereof.

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                November 26, 1997
                         ------------------------------
                                (Date of Report)


                          Western Wireless Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Washington                    0-28160               91-1638901
------------------------------    ----------------------   ---------------------
 (State or other jurisdiction      (Commission File No.)      (IRS Employer
       of incorporation)                                    Identification No.)


               2001 NW Sammamish Road, Issaquah, Washington 98027
--------------------------------------------------------------------------------
          (Address of principal executive offices, including zip code)

                                 (425) 313-5200
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 9.  SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S.

        On November 26, 1997, Western Wireless Corporation (the "Company") closed the sale of an interest in the Company to Hutchinson Telecommunications Holdings (USA) Limited, a British Virgin Islands corporation ("Hutchinson"), pursuant to the agreement announced on October 14, 1997. Hutchinson purchased 3,888,888 shares of the Company's Class A Common Stock, no par value per share, for an aggregate purchase price of approximately $74,300,000. Such proceeds will be used for general corporate purposes, including working capital. The offer and sale of these shares was exempt from registration under the Securities Act of 1993, as amended, pursuant to Regulation S promulgated thereunder. The closing of the purchase of an interest in Western PCS Corporation, a wholly-owned subsidiary of the Company, by an affiliate of Hutchinson pursuant to the agreement announced on October 14, 1997 remains pending subject to regulatory approvals and is anticipated to close in early in 1998.

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                       WESTERN WIRELESS CORPORATION



Date    December 5, 1997                          /s/ Alan R. Bender
     ----------------------            -----------------------------------------
                                         Alan R. Bender, Senior Vice President